As filed with the Securities and Exchange Commission on December 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-195944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9620 Medical Center Drive, Suite 300, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan
Non-Plan Stock Option Award
(Full title of the plan)

Cynthia W. Hu

Chief Operating Officer, General Counsel and Secretary

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

(Name and address of agent for service)

(240) 864-2600

(Telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave, NW

Washington, DC 20001

(202) 942-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.01 per share
To be issued upon exercise of options and pursuant to other awards of common stock granted under the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan (the “Plan”)	6,000,000	(2)	$4.25	(4)	$25,500,000	(4)	$3,090.60	(4)
To be issued upon exercise of options granted outside the Plan	1,000,000	(3)	$3.22		$3,220,000		$390.27
TOTAL	7,000,000						$3,480.87

(1) In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Represents 6,000,000 additional shares of the registrant’s common stock reserved for issuance pursuant to the Plan. The Registrant previously registered shares of its common stock for issuance under the Plan pursuant to registration statements on Form S-8 (File Nos. 333-222043 and 333-188042), filed with the Securities and Exchange Commission on December 13, 2017 and April 19, 2013, respectively.

(3) Represents 1,000,000 shares of the registrant’s common stock subject to an outstanding option granted outside of any option plan and approved by stockholders at the registrant’s 2018 annual meeting.

(4) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h). The offering price per share and aggregate offering price are based upon $4.25, which is the average of the high and low sales price per share of the Company’s common stock on December 14, 2018, as reported on the Nasdaq Capital Market.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 6,000,000 shares of CASI Pharmaceuticals, Inc. (the “Company”) common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”) and 1,000,000 shares of Common Stock subject to an outstanding option granted outside of any option plan and approved by stockholders at the Company’s 2018 annual meeting. The Company previously registered shares of its Common Stock for issuance under the Plan pursuant to registration statements on Form S-8 (File Nos. 333-222043 and 333-188042), filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2017 and April 19, 2013, respectively. The contents of the foregoing registration statements on Form S-8 are incorporated herein by reference. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC (excluding portions thereof deemed to be “furnished” to the SEC pursuant to Item 2.02, Item 7.01 or Item 9.01 of a Current Report on Form 8-K) are hereby incorporated by reference in this Registration Statement:

a)	our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2017 (filed with the SEC on March 29, 2018);
b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 filed with the SEC on May 15, 2018, August 14, 2018, and November 14, 2018, respectively.;
c)	our Current Reports on Form 8-K filed with the SEC on January 26, 2018, February 9, 2018, February 23, 2018, March 16, 2018, March 23, 2018, June 11, 2018, September 14, 2018, September 28, 2018 (as amended on October 24, 2018), October 1, 2018, October 24, 2018, November 20, 2018 and December 6, 2018;
d)	our Definitive Proxy Statement on Schedule 14A, filed on April 17, 2018; and
e)	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934 on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on December 21, 2018.

DATE: December 21, 2018	By:	/s/ Cynthia W. Hu
	Name:	Cynthia W. Hu
	Title:	Chief Operating Officer, General Counsel & Secretary

We, the undersigned directors and officers of CASI Pharmaceuticals, Inc., a Delaware corporation, do hereby constitute and appoint George Chi, Chief Financial Officer, and Cynthia W. Hu, Chief Operating Officer, General Counsel & Secretary, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Ken. K Ren	Chief Executive Officer and Director	December 21, 2018
Ken. K Ren	(Principal Executive Officer)

/s/ George Chi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 21, 2018
George Chi

/s/ Wei-Wu He	Executive Chairman	December 21, 2018
Wei-Wu He

/s/ James Huang	Director	December 21, 2018
James Huang

/s/ Franklin C. Salisbury	Director	December 21, 2018
Franklin C. Salisbury

/s/ Rajesh C. Shrotriya	Director	December 21, 2018
Rajesh C. Shrotriya

/s/ Y. Alexander Wu	Director	December 21, 2018
Y. Alexander Wu
/s/ Quan Zhou	Director	December 21, 2018
Quan Zhou

INDEX TO EXHIBITS

4.1	CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the SEC on April 17, 2018)

5.1	Opinion of Arnold & Porter Kaye Scholer LLP

23.1	Consent of CohnReznick LLP

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Non-Qualified Stock Option Grant Agreement, dated March 13, 2018